SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-A


                           FOR REGISTRATION OF CERTAIN
                         CLASSES OF SECURITIES PURSUANT
                    TO SECTION (12b) OR (g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                             TRIANGLE BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

         NORTH CAROLINA                                       56-1764546
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                           Identification No.)

           4300 GLENWOOD AVENUE
           RALEIGH, NORTH CAROLINA                                27612
(Address of principal executive offices)                        (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(b) of the Act:

                                            Name of each exchange on which each
Title of each class to be so registered     class is to be registered
--------------------------------------      -------------------------
    Common Stock, no Par Value              New York Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:
                                      None

                             ALEXANDER M. DONALDSON
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             TRIANGLE BANCORP, INC.
                              4300 GLENWOOD AVENUE
                          RALEIGH, NORTH CAROLINA 27612
                     (Name and address of agent for service)

                                 (919) 881-0455
          (Telephone number, including area code, of agent for service)



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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The capital stock of Triangle Bancorp, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Registrant's Common Stock with no par value per share. Holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No preemptive rights are conferred upon the holders of Common Stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

         Certain provisions of the Company's Articles of Incorporation or bylaws were designed to make the Company a less attractive target for acquisition by an outsider who does not have support of the Company's directors. These provisions
(1) provide that only the Chairman of the Board of Directors, the President, the Secretary or the Board of Directors have the power to call a special meeting of shareholders; (2) provide for a staggered Board of three classes; (3) provide that directors may only be removed by the affirmative vote of 75% or more of the shares entitled to vote; (4) provide that nominations for directors and any other shareholder proposal may be made only by written notice at least 50 days before the meeting; (5) provide that certain business combinations will require the affirmative vote of the holders of at least 80% of the shares entitled to vote; and (6) provide that at least 75% of the shares entitled to vote must approve certain amendments to the Articles of Incorporation.

While the foregoing provisions will not necessarily prevent takeover attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

On March 31, 1995, the Company acquired Atlantic Community Bancorp, Inc., the parent holding company of Unity Bank & Trust Company ("Unity"). As part of that transaction, the Company assumed warrants issued by Unity. As of December 1, 1997, a total of 4,200 shares of Common Stock were covered by warrants issued to ten individuals or entities. The warrants entitle the holders thereof to purchase shares of Common Stock at a purchase price of $9.17 per share. The warrants expire on December 31, 2000.

ITEM 2.  EXHIBITS

         All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

                                    SIGNATURE

              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  TRIANGLE BANCORP, INC.


Date:  December 4, 1997            By: /s/ Michael S. Patterson
                                       ------------------------
                                       Michael S. Patterson
                                       President and Chief Executive Officer